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                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT (the "Agreement") dated as of August 9, 1999, by and between ASAHI/AMERICA, INC., a Massachusetts corporation (the "Company"), and LESLIE B. LEWIS, an individual (the "Executive").

                              W I T N E S S E T H:

                  WHEREAS, the Executive is presently Chairman, Chief Executive Officer and President of the Company;

                  WHEREAS, pursuant to the Agreement and Plan of Merger among Midnight Acquisition Holdings, Inc., Midnight Acquisition Corp. and Midnight dated as of the date hereof (the "Merger Agreement"), Midnight Acquisition Corp. will merge with and into the Company with the Company being the surviving entity (the "Merger"). Pursuant to the Merger, each outstanding share of common stock, no par value, of the Company (the "Company Common Stock") shall be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement);

                  WHEREAS, the Company desires to retain the Executive as Chief Executive Officer and President of the Company as of the Effective Time (as defined in the Merger Agreement), on the terms and conditions set forth below in this Agreement;

                  WHEREAS, the Executive is willing to provide his services as an employee of the Company for the inducements and on the terms and conditions set forth below in this Agreement; and

                  WHEREAS, the parties hereto desire to replace the existing Employment Agreement dated as of January 1, 1996, as amended (the "Prior Agreement"), among the parties to this Agreement, effective as of the Effective Time.

                  NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, with effect at the Effective Time, the parties hereto agree as follows:

                  1. EMPLOYMENT. Upon the terms and subject to the conditions of this Agreement, the Company employs the Executive and the Executive accepts employment with the Company in the capacity hereinafter set forth.

                           (a) TERM OF EMPLOYMENT. The initial term of
         Executive's employment by the Company under this Agreement shall commence as of the Effective Time and shall continue until the third anniversary of the Effective Time (the "Initial Termination Date"), unless terminated earlier pursuant to Section 3. The term shall automatically be extended for an additional one (1) year period commencing on the Initial Termination Date and each anniversary thereof until


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         notice of non-extension is given by either party to the other at least forty-five (45) days prior to the Initial Termination Date or subsequent anniversary of the Initial Termination Date, as applicable. The last day on which the Executive is employed under this Agreement should either party terminate this Agreement as hereinafter provided or should the employment term not be renewed is hereinafter called the "Employment Termination Date." The term of employment of the Executive under this Agreement, including any annual extensions, is referred to in this Agreement as the "Employment Period."

                           (b) DUTIES. The Executive shall be employed as Chief Executive Officer and President of the Company. In that capacity, he shall be responsible, subject to the direction and control of the Board of Directors of the Company or its designee (the "Board"), for the supervision and control of the operation, finances, personnel and management of the Company, including, without implication of limitation, (i) the selection, hiring and firing of all personnel of the Company, (ii) the operation, control and selection of the Company's facilities, including the selection and purchase of equipment, fixtures, inventory and parts, and the implementation of all modifications, alterations and renovations of the Company's facilities and equipment, and (iii) the selection of all products and services offered for sale by the Company and the implementation of such sales, including responsibility for advertising and marketing of products and directing the Company's sales force. The Executive shall also promote the business objectives of the Company and its subsidiaries and affiliates ("Affiliates"), except that the Executive shall not promote the business objectives of any Affiliate (with the exception of Quail Piping Products, Inc. ("Quail")) where such objectives are inconsistent with the business objectives of the Company or where such promotion would violate the Executive's fiduciary duties to the Company.

                           At all times during the Employment Period, except for illness and permitted vacation periods, during the Executive's employment with the Company, the Executive shall: (i) devote his full time and attention during normal business hours to the business and best interests of the Company; and (ii) discharge such executive and administrative duties as may be assigned to him by the Board as are reasonably consistent with the Executive's title and office and report to and obey the lawful directions of the Board, provided that such instructions do not violate or cause a violation of law and do not constitute a breach of the directors' fiduciary duties to the Company. The foregoing shall not be construed to prohibit the Executive from:
         (i) serving as a director of any corporation which is not a competitor of the Company, provided that such service by the Executive does not materially interfere with the performance by the Executive of his duties hereunder and the Executive has obtained the prior consent of the Company, which consent shall not be unreasonably withheld; or (ii) engaging in civic, educational, religious, charitable or other community or non-profit activities that do not impair the Executive's ability to fulfill the Executive's duties and responsibilities under this Agreement. It is agreed that, subject to Section 3(b), the Executive serving as Chairman and Member of the Board of Directors of Quail during the Employment Period will not be a violation of this


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         Agreement provided that (i) he does not perform management functions for Quail, (ii) he performs no duties other than chairing and attending board meetings, and (iii) his title, position and/or responsibilities as such Chairman and Member do not impair his ability to perform his duties under this Agreement.

                  2. COMPENSATION. Until the termination of the Executive's employment hereunder, in consideration for the services of the Executive hereunder, the Company shall compensate the Executive as follows:

                           (a) BASE COMPENSATION. During the Employment Period, the Company will pay to the Executive a base salary at the annual rate of Three Hundred Thirty Thousand Dollars ($330,000), payable semi-monthly or in such other manner as the Executive and the Company may mutually agree (the "Base Salary"). The Base Salary may be increased from time to time at the sole discretion of the Board. The Board shall annually review the Executive's job performance and shall annually consider increasing the Executive's Base Salary. Without limiting the Board's discretion concerning increases to the Executive's Base Salary, the Board shall consider the Company's past practice with respect to executive salary increases in making salary increase decisions. Nothing herein shall be construed as guaranteeing the Executive the right to receive any such salary increases.

                           (b) BONUS. The Executive shall also be eligible to receive a bonus payable on or prior to the 120th day following the end of each calendar year during which this Agreement is in effect or, notwithstanding the foregoing, with respect to any portion of the bonus which may be in dispute and which has been challenged by institution of the dispute mechanism set forth in paragraph 2(d) below, ten (10) days after the rendering of a determination pursuant to paragraph 2(d) below. The bonus which shall be payable to the Executive for the fiscal year ended December 31, 1999 ("Fiscal 1999") shall be determined by computing an amount equal to (i) 10% multiplied by (ii) the amount of net valve sales of the Company in Fiscal 1999 in excess of $18,650,000. For example, if the net valve sales for Fiscal 1999 is $19,650,000, the bonus would be $100,000 (10% x 1,000,000), subject to adjustment in accordance with the next paragraph.

                           In addition, the 1999 Bonus shall be adjusted according to the selling, general and administrative costs ("SG&A") incurred by the Company in 1999, as follows: (i) 1% of any increase of SG&A over $10,800,000 (1998 actual) shall be deducted from the 1999 Bonus; or (ii) 1% of any decrease of SG&A under $10,800,000 shall be added to the 1999 Bonus. For example, if there is an increase in SG&A of $100,000 over $10,800,000, the bonus described in the above example would be reduced by $1,000. It is agreed that the SG&A shall not include any of the costs incurred by the Company in connection with the transaction described In the recitals to this Agreement and in connection with this Agreement, including without limitation, any and all attorneys' fees incurred by the Company in connection therewith.


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                           The bonus payable for the two-year period remaining
         in the initial term of this Employment Agreement shall be determined through good faith negotiations between the Executive and the Company at the end of Fiscal 1999. The bonus amount for any employment term following the Initial Termination Date shall be negotiated in good faith between the Executive and the Company at the time the employment term is extended.

                           (c) OTHER BENEFITS. During the Executive's employment with the Company, the Executive shall be entitled to the following benefits at the cost of the Company, except as otherwise provided in
         (ii) below:

                                    (i) five (5) weeks vacation time per
                  calendar year, accruing on January 1 of each year during his employment with the Company, with unused vacation, at the election of the Executive, to be paid in cash or carried forward to the next year;

                                    (ii) participation in all employee life,
                  medical and dental insurance, retirement and profit sharing plans and other benefit programs now or hereafter maintained by the Company for senior executives of the Company according to the terms of those plans as amended from time to time by the Company; PROVIDED, HOWEVER, that the Executive will in no event be entitled to benefits in amounts or of the type less or worse than those which he was entitled to receive from the Company as of December 1, 1992;

                                    (iii) use of an automobile, the lease or
                  finance costs of which shall not exceed $1,000 per month;

                                    (iv) payment for or reimbursement for all
                  reasonable and properly documented expenses incurred or paid by him in connection with the performance of his duties hereunder;

                                    (v) payment for or reimbursement for all
                  reasonable and properly documented expenses incurred or paid by him for financial planning, income tax preparation and estate planning services; PROVIDED, HOWEVER, such amount under this clause shall in no event annually exceed $10,000; and

                                    (vi) participation in a term life insurance
                  program with a face amount of at least ten (10) times the Executive's then current Base Salary, provided that the Executive shall be entitled to name the beneficiary of that policy.

                           (d) All determinations of the bonus amount under
         Section 2(b) and elsewhere in this Agreement shall be made in good faith by the Board, subject to the provisions herein, in accordance with generally accepted accounting principles consistently applied and subject to normal year-end adjustments within ninety (90) days of the end of the Company's fiscal year.


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                           (e) (i) The Company shall maintain the existing key
                  man insurance, Variable Universal Life Policy with Jefferson Pilot Financial formerly Chubb Life Insurance Company of America, Policy No. 6700345 (the "Policy"), on the life of Executive in the amount of $5,000,000, with the cash surrender value thereof to be payable to the Company, for the period ending on December 31, 2005. If the Executive is employed with the Company as of January 1, 2006 (whether or not he remains employed after that date) (a) any cash surrender value of such policies in excess of the aggregate of the premiums paid for the period through December 31, 2005 (the "Excess Value") will be used by the Company to fund a retirement plan for the Executive, and (b) the beneficiary of the Policy shall be changed to the beneficiary or beneficiaries designated by the Executive. Failing such designation, the proceeds shall be payable to the estate of the Executive. In such event, the Policy shall not be terminated and the Company shall pay any further premiums due (if any) to insure the Policy remains in effect.

                                    (ii) The Company shall be prohibited from
                  terminating, canceling or amending the existing Policy, making loans against the Policy or making any withdrawal of the cash surrender values at any time.

                                    (iii) If the Executive leaves the employ of
                  the Company at any time with Good Reason (as said term is defined in Article 3(c) herein) or due to a Change of Control (as said term is defined in Article 3(e)(i) herein), the Company shall continue to pay the premiums under the Policy for the remainder of the ten (10) year premium period. During such period, the beneficiary designation shall be changed so that the company receives the benefits to the extent of premiums paid and the Executive shall designate the beneficiaries for the balance of the insurance proceeds. Failing such designation the proceeds shall be payable to the estate of the Executive. At the end of the ten (10) year premium period, the Policy shall not be terminated and the Executive, at his option, may pay any further premiums due (if any) to insure the Policy remains in effect.

                                    (iv) In the event that before January 1,
                  2006, the Executive voluntarily resigns his position with the Company (except for events which constitute resignation for Good Reason or Change of Control) or is no longer employed due to the expiration of the Agreement, the Executive shall have the option, but not the obligation, to continue to pay any further premiums due (if any) to insure the Policy remains in effect. In such instance, the Policy shall not be terminated and (a) any cash surrender value of such policies in excess of the aggregate of the premiums paid for the period through the date of resignation or employment expiration (the "Excess Value") will be used by the Company to fund a retirement plan for the Executive, and (b) the beneficiary of the Policy shall be changed to the beneficiary or beneficiaries designated by the Executive. Failing such designation, the proceeds shall be payable to the estate of the Executive.


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

                                    (v) The Company agrees to cooperate with the
                  Executive in replacing the Policy with another insurance and/or another unfunded deferred compensation arrangement which is mutually agreeable to the Company and the Executive which is tax advantageous to the Executive, provided that the amount of such new policy, if any, shall not exceed $5,000,000. Under no circumstances shall the Company be required to establish a funded retirement plan.

                  3. TERMINATION. The Executive's employment hereunder shall commence on the Effective Time and continue until the expiration of the Employment Period, except that the employment of the Executive hereunder shall terminate earlier:

                           (a) DEATH OR DISABILITY. Upon the death of the Executive during the Employment Period or, at the option of the Company, in the event of the Executive's disability, upon thirty (30) days' written notice from the Company. The Executive shall be deemed disabled if an independent medical doctor (selected by mutual agreement of the Executive and the Company) after consultation with the Executive's physician and examination of the Executive certifies that the Executive has for 180 consecutive days or for a non-consecutive period of 180 days during any twelve (12) month period been mentally or physically disabled in a manner which renders him unable to perform his responsibilities under this Agreement.

                           (b) FOR CAUSE. For "Cause" immediately upon written notice by the Board to the Executive, specifying in detail the basis for such Cause. For purposes of this Agreement, "Cause" shall mean:

                                    (i) a breach of any material provision of
                  this Agreement, including without implication of limitation any breach of Sections 1(b) and/or 4(a) through (d) hereof which breach, if curable, is not cured within thirty (30) days after written notice thereof, specifying the particulars of such breach, is given to the Executive by the Board; provided, however, with regard to any alleged breach under Section 1(b), the determination by the Board shall be made in its sole discretion exercised in good faith;

                                    (ii) one or more acts of dishonesty or fraud
                  by the Executive during the Employment Period in the performance of his duties on behalf of the Company;

                                    (iii) any plea of NOLO CONTENDERE, guilty
                  plea or any conviction of the Executive of any felony or any other crime which conviction has, or is reasonably likely to have, a material adverse effect on the Company or its business or reputation;

                                    (iv) any material act or omission by the
                  Executive during the Employment Period involving willful malfeasance or gross negligence in the performance of his duties hereunder which breach, if curable, is not cured


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                  within thirty (30) days after written notice thereof,
                  specifying the particulars of such breach, is given to the Executive by the Board;

                                    (v) the repeated failure of the Executive to
                  follow the reasonable instructions of the Board, which instructions shall have been on at least one occasion set forth in a resolution or a written communication of the Board delivered to the Executive; PROVIDED, HOWEVER, that compliance with such instructions would not violate or cause a violation of law, would not constitute a breach of fiduciary duty to the Company and would not otherwise be inconsistent with this Agreement; or

                                    (vi) the inability of the Executive as a
                  result of continued alcohol or drug use to carry out the responsibilities of his office.

                           (c) RESIGNATION; TERMINATION WITHOUT CAUSE. Upon ninety (90) days' written notice by either the Company or the Executive to the other party hereto, except that the Executive may terminate his employment with Good Reason upon thirty (30) days' written notice to the Company. For purposes of this Agreement, the term "Good Reason" shall mean the occurrence of any of the events or conditions described in subparagraphs (i) through (iv) hereof without the Executive's express written consent:

                                    (i) a material adverse change in the
                  Executive's status, title, position, scope of authority or responsibilities (including reporting responsibilities); the assignment to the Executive of any duties or responsibilities which are materially inconsistent with such status, title, position, authorities or responsibilities; or any removal of the Executive from or failure to reappoint or reelect him to any of such positions, except in connection with the termination of his employment for Cause, as a result of his death or disability or by the Executive other than for Good Reason;

                                    (ii) the relocation of the Company's
                  principal executive offices to a location outside a 30-mile radius of 120 Cabot Street, Chestnut Hill, Massachusetts, or the Company's requiring Executive to be based at any place other than the Company's principal executive offices, except for reasonably required travel on the Company's business which is not substantially greater than such travel requirements prior to the date hereof; or

                                    (iii) any material breach by the Company of
                  any provision of this Agreement, including without implication of limitation a reduction by the Company in the Executive's compensation or a material adverse change in the level of benefits as set forth in Section 2 hereof.

         The Executive shall provide the Company with reasonable notice and an opportunity to cure any of the events listed in Section 3(c) which would constitute Good Reason for his resignation and shall not be entitled to compensation pursuant to this Section 3(c) unless the


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Company fails to cure within a reasonable period, but in no event shall such period exceed thirty (30) days following the occurrence of the event(s) at issue.

                           (d) RIGHTS AND REMEDIES ON TERMINATION.

                                    (i) If the Executive's employment hereunder
                  is terminated pursuant to Section 3(a) as a result of the Executive's death or disability, on or prior to the Initial Termination Date, then the Executive (or his estate) shall be entitled to receive Death or Disability Pay consisting of the continuation of the Executive's Base Salary in effect at the time of such termination for a period (the "Severance Period") beginning on the date the Executive terminates employment and ending on the latest of (1) the last day of the 24th month following such termination date or (2) the Initial Termination Date less any payments received by the Executive under any applicable disability policy maintained by the Company, and a lump sum amount equal to the bonus payable to the Executive for the last year prior to the termination, which bonus shall be paid no later than thirty (30) days after the date such amount has been determined.

                                    (ii) If the Executive's employment hereunder
                  is terminated on or prior to the Initial Termination Date: (1) by the Company pursuant to Section 3(c) or (2) by the Executive for Good Reason pursuant to Section 3(c), then the Executive shall be entitled to receive Severance Pay consisting of the continuation of the Executive's Base Salary for the Severance Period defined in (i) above and a lump sum amount equal to the bonus payable to the Executive for the last year prior to the termination, which bonus shall be paid no later than thirty (30) days after the date such amount has been determined. In addition, the Company shall provide the Executive with a reasonable office and secretarial services throughout the Severance Period.

                                    (iii) In addition to the amounts due to
                  Executive pursuant to paragraph 3(d)(ii) of this Agreement, if the Executive's employment is terminated (A) by the Company pursuant to Section 3(c) effective on or after the second anniversary of the Effective Time and before the Initial Termination Date, (B) on or after the Initial Termination Date by either party for any reason other than by the Company for Cause, or (C) upon expiration of the initial term without renewal, then the Company shall pay the Executive $1,000,000 (the "Non-Compete Consideration"). If the Executive's employment is terminated in the circumstances provided in
                  Section 3(d)(iii)(A) or (C), then the Non-Compete Consideration shall be paid to the Executive within seven calendar days of such termination. On or before the 45th day prior to the Initial Termination Date, the Executive and the Company shall discuss and agree, if at all possible, on the manner of payment and any investment of the Non-Compete Consideration in the event that the Non-Compete Consideration is not paid to the Executive prior to the Initial Termination Date. The Company agrees to cooperate with the Executive in structuring the timing and/or manner of payment of the Non-Compete


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                  Consideration in a way which is tax advantageous to the
                  Executive, provided there is no additional cost to the Company. If required to do so, the Company shall withhold any taxes from the disbursement of the Non-Compete Consideration. In no event will the Non-Compete Consideration be payable in the event the Executive's employment is terminated by the Company for Cause.

                                    (iv) In the event of a termination of the
                  Executive's employment entitling the Executive to rights pursuant to Section 3(d)(i), (ii) or (iii) above, the Executive and/or any members of his family insured through the Company (the "Insured Parties") shall have the option to continue their medical and dental insurance coverage pursuant to the law known as "COBRA", PROVIDED, HOWEVER, that the Company shall continue to pay on the Insured Parties' behalf the same portion of their medical and dental insurance premiums that it paid during the Employment Period if they elect to continue coverage pursuant to COBRA during the period that such COBRA otherwise applies. Any share of premium payments to be paid by the Insured Parties shall be deducted from the Death or Disability Pay, the Severance Pay or the Non-Compete Consideration as if the Executive remained actively employed. Notwithstanding the foregoing, in the event that the Executive receives any equivalent medical and/or dental coverage from any other source, then the Company shall no longer be obligated to provide such coverage.

                                    (v) Except as otherwise set forth in this
                  Section 3(d) or 3(e) below, the Executive shall not be entitled to any severance or other compensation after the termination of his employment with the Company other than payment of his Base Salary through the date of termination, payment for then accrued but unused vacation pay as calculated pursuant to Section 2(c)(i), provision of other benefits pursuant to Section 2(c)(ii) and (iii) through the date of termination, any expense reimbursements under Section 2(c)(iv) and (v) for expenses incurred prior to termination, and the option to continue the life insurance coverage provided pursuant to Section 2(c)(vi) at his own expense after the termination of his employment with the Company.

                           (e) TERMINATION PURSUANT TO A CHANGE OF CONTROL. If there is a Change of Control, as defined in Section 3(e)(i) below, during the Executive's employment with the Company, the provisions of this Section 3(e) shall apply and shall continue to apply throughout the remainder of the Employment Period. If, within one (1) year following a Change of Control, the Executive's employment is terminated by the Company without Cause (pursuant to Section 3(c) above), or if the Executive resigns his employment for Good Reason following the occurrence of any of the events listed in Section 3(c) above, in lieu of any payments under Section 3(d) above, the Company shall pay to the Executive (or the Executive's estate, if applicable) a lump sum amount equal to 2.99 times the Executive's "base amount"


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         within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

                                    (i) "Change of Control" shall mean the
                  occurrence of one or more of the following events:

                                            (1) any "person" (as such term is
                           used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than Asahi Organic Chemicals Industry Co., Ltd. (formerly known as Asahi Yukizai Kogyo Co., Ltd.) ("AOC") becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company), directly or indirectly, of securities of the Company, or any successor to the Company through merger, consolidation, amalgamation or the sale of substantially all of the assets of the Company, representing fifty percent (50%) or more of the combined voting power of the Company's or any such successor to the Company's then outstanding securities; or

                                            (2) the stockholders of the Company
                           approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (other than to a company beneficially owned more than 50% by AOC) is consummated.

                                    (ii) It is the intention of the Executive
                  and of the Company that no payments by the Company to or for the benefit of the Executive under this Agreement shall be nondeductible to the Company by reason of the operation of
                  Section 280G of the Code relating to parachute payments or any like statutory or regulatory provision. Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said
                  Section 280G or any like statutory or regulatory provision, any such payments exceed the amount which can be deducted by the Company, such payments shall be reduced to the maximum amount which can be deducted by the Company. To the extent that payments exceeding such maximum deductible amount have been made to or for the benefit of the Executive, such excess payments shall be refunded to the Company with interest thereon at the applicable Federal rate determined under
                  Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be nondeductible to the Company by reason of the operation of said Section 280G or any like statutory or regulatory provision. To the extent that there is more than one method of reducing the payments to bring them within the limitations of said Section 280G or any like statutory or regulatory provision, the Executive shall determine which method shall be followed, provided that if the Executive fails to make such determination within forty-five (45) days after


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                  the Company has given notice of the need for such reduction, the Company may determine the method of such reduction in its sole discretion.

                  4. COVENANTS OF THE EXECUTIVE.

                           (a) NON-SOLICITATION OF CUSTOMERS OR EMPLOYEES OF THE COMPANY. During the Employment Period and at all times thereafter, except in connection with a dispute arising under this Agreement or the terms and conditions of the Executive's employment, the Executive will not disparage the Company or any of its Affiliates. During the Non-Solicitation Period (as defined below), the Executive shall not, and shall use his best efforts to cause each other business or entity with which he is or shall become associated in any capacity not, directly or indirectly to employ any person (other than the Executive's son, Robert Lewis, and his secretary, Marjorie Martinetti) who at any time during the Executive's final two years of employment with the Company was employed in any capacity by the Company or any of its Affiliates. During the Non-Solicitation Period, the Executive shall not, and shall use his best efforts to cause each other business or entity with which he is or shall become associated in any capacity not,
         (i) directly or indirectly to solicit for employment any person (other than the Executive's son, Robert Lewis, and his secretary, Marjorie Martinetti) who at any time during the Executive's final two years of employment with the Company was employed in any capacity by the Company or any of its Affiliates (with the exception of Quail); (ii) to directly or indirectly solicit any person or entity who at any time during the Executive's final two years of employment with the Company was a customer of the Company or its Affiliates (with the exception of Quail) in respect of the products or services supplied by the Company or its Affiliates (with the exception of Quail); or (iii) directly or intentionally indirectly interfere or seek to interfere with the continuance of supplies to the Company or its Affiliates (or with the terms relating to such supplies) from any persons or entities who have been supplying materials or services to the Company during the Executive's final two years of employment with the Company.

                           For purposes of this Agreement, the term
         "Non-Solicitation Period" shall mean the period of time during which the Executive is actively employed by the Company and (i) with respect to termination of the Executive's employment hereunder for "Cause" pursuant to Section 3(b) or by the Executive pursuant to Section 3(c) other than for Good Reason, a period beginning on the date of the termination and ending six (6) months following the expiration of the Employment Period in effect at the time of the termination; or (ii) with respect to termination on or prior to the Initial Termination Date, as a result of the Executive's disability pursuant to Section 3(a), by the Company without Cause pursuant to Section 3(c) or by the Executive for Good Reason pursuant to Section 3(c), the period during which the Executive receives Disability Pay or Severance Pay pursuant to Section 3(d) hereof.

                           (b) CONFIDENTIALITY. Without the specific prior written consent of the Company, the Executive shall not, directly or indirectly, at any time after the date hereof, use or divulge to any person, any confidential information concerning the business, affairs, customers or clients of the Company or any of its Affiliates, including, without limitation, customer lists, names and addresses, sales targets and statistics, market share statistics, surveys and reports, insofar as the same have come to the Executive's knowledge during his employment with the Company, all of which information is confidential and proprietary to the Company and shall remain the sole and exclusive property of the Company. Notwithstanding the foregoing, the Executive shall have the right to use the generic knowledge and expertise acquired by him during his employment with the Company so as to enable him to be otherwise gainfully employed within the Company's industry, subject to the non-competition agreement set forth in (d) below. The Company also expressly agrees that the Executive may disclose information as may be required by law or to comply with legal process.

                           (c) INTELLECTUAL PROPERTY. The Executive shall as soon as practicable disclose to the Company all ideas, inventions and business plans developed by the Executive during his employment with the Company which relate directly or indirectly to the business or then currently anticipated business of the Company or its Affiliates, including, without limitation, any process, operation, product or improvement ("Intellectual Property"). The Executive agrees that such Intellectual Property will be the property of the Company and that the Executive shall, without further payment to the Executive at the Company's request and cost, do whatever is reasonably necessary for the Company to secure the rights thereto by patent, copyright or otherwise for the Company.

                           (d) NON-COMPETE. The Executive acknowledges and recognizes the highly competitive nature of the Company's business and, in consideration of the payment by the Company to the Executive of amounts that may hereafter be paid to the Executive pursuant to Sections 3(d)(ii) or (iii) hereof, the Executive agrees that (1) during any period in which Disability Pay or Severance Pay is paid and (2) if the Executive receives the Non-Compete Consideration pursuant to
         Section 3(d) of this Agreement, for a period of five years, the Executive will not engage, directly or indirectly, in the "Covered Business" (as hereinafter defined) in any state of the United States of America in which the Company is conducting business or proposes to conduct business as of the date on which the Executive's employment with the Company is terminated and any states contiguous therewith (these areas are hereinafter collectively referred to as the "Covered Area"). For purposes of this Agreement, (i) "Covered Business" shall mean the provision of the products and services supplied by the Company or any of its Affiliates (excluding any products or services provided by Quail as of the Effective Time); and (ii) the phrase "engage, directly or indirectly" shall mean engaging directly or having an interest, directly or indirectly, as owner, partner, shareholder, independent contractor, capital investor, lender, person who renders consultation services or advice or otherwise (other than as the holder of less than 5% of the outstanding stock of a publicly-traded corporation), either alone or in association with others, in the operation of any aspect of any type of business or enterprise engaged in any aspect of the Covered Business. The Executive shall be deemed engaged in business in the Covered Area if his place


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

         of business is located in the Covered Area or if he or his business solicits customers located anywhere in, or delivers products anywhere in, the Covered Area.

                  5. REPRESENTATION AND WARRANTIES.

                           (a) THE COMPANY. The Company hereby represents and warrants to the Executive as follows:

                                    (i)   the Company is duly organized, validly
                  existing and in good standing under the laws of the Commonwealth of Massachusetts;

                                    (ii)  this Agreement has been duly
                  authorized, executed and delivered by the Company; and

                                    (iii) the execution and delivery of this
                  Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not violate any agreement to which the Company is a party or any provision of its Articles of Organization or By-Laws.

                           (b) THE EXECUTIVE. The Executive hereby
         represents and warrants to the Company as follows:

                                    (i)   the Executive has full legal capacity
                  to enter into this Agreement;

                                    (ii)  this Agreement has been duly executed
                  and delivered by the Executive;

                                    (iii) the execution and delivery of this
                  Agreement by the Executive, the performance by the Executive of his obligations hereunder and the consummation by the Executive of the transactions contemplated hereby will not violate any agreement to which he is a party; and

                                    (iv) the Executive has made such
                  investigations of the business and properties of the Company as he deems necessary or appropriate before entering into this Agreement.

                  6. SUCCESSORS:  ASSIGNMENT.

                           (a) THE COMPANY. Except as herein provided, the Company may not assign any of its rights or obligations under this Agreement without the written consent of the Executive; PROVIDED, HOWEVER, that the Company may assign this Agreement without such consent if assigned to the acquiring party as part of a transfer by the Company of all or substantially all of its assets and the acquiring party consents in writing to be bound by this Agreement. A change in control of the Company or merger of the Company with and into any other corporation (whether or not the Company shall be the surviving entity) shall not be deemed an assignment of this Agreement.


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

                           (b) THE EXECUTIVE. Neither this Agreement, nor any right, obligation or interest hereunder, may be assigned by the Executive, his beneficiaries, or his legal representatives.

                  7. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand, or three business days after being mailed by first-class certified mail, postage prepaid and return receipt requested, addressed as follows:

                  If to the Company:

                           Asahi/America, Inc.
                           35 Green Street
                           Malden, Massachusetts  02148
                           Attention:   President

                  with copies to:

                           Chadbourne & Parke LLP
                           30 Rockefeller Plaza
                           New York, New York 10112
                           Attention: David M. Wilf, Esq.

                  and

                           Testa, Hurwitz & Thibeault LLP
                           High Street Tower
                           Boston, Massachusetts 02110
                           Attention:  F. George Davitt, Esq.

                  If to the Executive:

                           Leslie B. Lewis
                           120 Cabot Street
                           Chestnut Hill, Massachusetts  02167

                  with a copy to:

                           Hutchins, Wheeler & Dittmar
                           101 Federal Street
                           Boston, Massachusetts  02110
                           Attention:  David S. Rosenthal, Esq.

                  8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to the conflicts of law principles thereof.

                  9. EXPENSES. All costs and expenses (including attorneys' fees) incurred by the Company and the Executive in connection with the negotiation and preparation of this Agreement shall be paid by the Company.

                  10. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and their affiliates relating to the subject matter hereof and supersedes all prior agreements, representations, warranties and understandings, written or oral with respect thereto including, without limitation, the Prior Agreement. The Executive acknowledges that (i) he has no right to payments that may arise on account of the transactions contemplated by the Merger Agreement other than on account of his stock in the Company and has no other rights pursuant to the Prior Agreement, (ii) "Good Reason" does not exist based upon the transactions contemplated in the Merger Agreement and (iii) any accrued but unpaid salaries, accrued vacation days and unreimbursed expenses (as described in Section 2(c)) shall carry over from the Prior Agreement.

                  11. SEVERABILITY.

                           (a) GENERALLY. If any term or provision of this Agreement or the application thereof to any person, property or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                           (b) DURATION AND SCOPE OF CERTAIN COVENANTS. Without limiting Section 11(a) hereof, if any court or arbitrator determines that any of the covenants contained in Section 4 hereof, or any part of such covenants, are unenforceable because of the duration or geographic scope of such provision, such court or arbitrator shall have the power to and is hereby requested to modify the duration or scope of such provisions as the case may be to the extent necessary to make such provision enforceable, and in its modified form, such provision shall then be enforceable.

                  12. ARBITRATION. In the event of any dispute arising out of or relating to this Agreement or in the case of breach hereof, the parties shall try in the first instance to arrive at an amicable settlement, within sixty (60) days after notice thereof has been given in writing by the complaining party. Should this fail, the dispute or breach shall be referred to and finally settled by arbitration which shall be held in Boston, Massachusetts and conducted in the English language in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"); PROVIDED, HOWEVER, that disputes with regard to the determination of any bonus amount hereunder shall be resolved in accordance with the procedures set forth in
Section 2(d) hereof. The AAA shall select three arbitrators (or in the event of a monetary dispute involving less than $25,000, one arbitrator) to arbitrate the disputed matter. The arbitration decision shall be binding and final and judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each side shall bear the cost of its respective attorneys' fees associated with the foregoing procedures.

                  13. REMEDIES: EQUITABLE RELIEF. The Executive acknowledges and agrees that the covenants and obligations of the Executive contained in Section 4 hereof relate to special, unique and extraordinary matters and are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates and that a breach of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies at law are not available. The Executive therefore consents to injunctive relief, a restraining order, an order of specific performance or any other equitable relief (together, "Equitable Relief") with respect to any of its obligations under Section 4. As to such obligations, any order for Equitable Relief shall be in lieu of damages except for damages accrued up to the date of compliance with the order. The Executive hereby waives any claim or defense therein that the Company has an adequate remedy at law or that money damages would provide an adequate remedy. It shall, however, be the election of the Company as to whether or not to seek Equitable Relief. An order for Equitable Relief shall be among the remedies which can be granted pursuant to an arbitration instituted under Section 12 hereof and enforced by any court of competent jurisdiction. Additionally, solely for the purpose of provisional relief pending a determination on the merits pursuant to the arbitration process provided for in Section 12 hereof, the Company may seek from an appropriate court Equitable Relief.

                  14. AMENDMENTS, MISCELLANEOUS, ETC. Neither this
Agreement, nor any term hereof, may be amended, modified, waived, discharged or terminated except by an instrument in writing signed by the party against which such change, waiver, discharge or termination is sought to be enforced. The Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references to Sections shall be to Sections of this Agreement.

                  15. EFFECTIVENESS. This Agreement shall be effective only as of the Effective Time, and prior to such time, this Agreement shall have no force or effect.


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

                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement under seal as of the date first written above.



                                          ASAHI/AMERICA, INC.


                                          By: /s/ Kozo Terada
                                              ----------------------------------
                                              Name: Kozo Terada
                                              Title: VP, CFO, Treasurer


                                           /s/ Leslie B. Lewis
                                          --------------------------------------
                                           LESLIE B. LEWIS






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